                                               FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-70306
PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED OCTOBER 22, 2001

                                 $360,000,000

                              The PMI Group, Inc.

                 2.50% Senior Convertible Debentures due 2021

                                      and

       Shares of Common Stock Issuable Upon Conversion of the Debentures

                               -----------------

   This prospectus supplement supplements information contained in the prospectus dated October 22, 2001 covering the resale by selling securityholders of our 2.50% Senior Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. The terms of the Debentures are set forth in the prospectus.

                               -----------------

   See "Risk Factors" section beginning on page 6 of the prospectus to read about factors you should consider before purchasing the Debentures or common stock.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

   The information in the table appearing under the caption "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto:

                                       Aggregate Principal  Percentage  Number of Shares
                                       Amount of Debentures     of             of
                                        Beneficially Owned  Debentures    Common Stock
                 Name                      and Offered      Outstanding     Offered
                 ----                  -------------------- ----------- ----------------
Credit Suisse First Boston Corporation     $22,400,000         6.22%        253,657
Morgan Stanley & Co. Inc..............       5,000,000         1.39          56,620

   To our knowledge, neither of the selling securityholders listed above has, nor within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

                               -----------------

         The date of this prospectus supplement is December 11, 2001.